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                                                                Exhibit 8.2




                                                        November 22, 1996



Duracell International Inc.
Berkshire Corporate Park
Bethel, CT 06801

        Re: Joint Proxy Statement of The Gillette Company and Duracell International Inc. ---- Prospectus of The Gillette Company
                ----------------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Duracell International Inc. ("Duracell") in connection with the Registration Statement on Form S-4 of The Gillette Company ("Gillette") to which this opinion appears as an exhibit (the "Registration Statement"), which includes the Joint Proxy Statement of Gillette and Duracell and Prospectus of Gillette (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any defined term used herein shall have the same meaning as in the Proxy Statement/Prospectus.

        We hereby confirm that, in our opinion, the following is an accurate description of the material United States Federal income tax consequences of the Merger, assuming the due receipt and accuracy of representations as described under the heading "The Merger -- Certain United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus:

        1. No gain or loss will be recognized by a Duracell stockholder upon the exchange of his or her Duracell Common Stock for Gillette Common Stock, except that a Duracell stockholder who receives cash proceeds in lieu of a fractional share interest in Gillette Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such stockholder's Duracell Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if such stockholder's Duracell Common Stock has been held for more than one year at the Effective Time.


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Duracell International, Inc.            -2-             November 22, 1996


        2. The tax basis of the Gillette Common Stock received by a Duracell stockholder will be same as such stockholder's tax basis in the Duracell Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash.

        3. The holding period of the Gillette Common Stock received by a Duracell stockholder will include the period during which the Duracell Common Stock surrendered in exchange therefor was held (provided that such Duracell Common Stock was held by such Duracell stockholder as a capital asset at the Effective Time).

        4. No gain or loss will be recognized by Duracell, Gillette or Merger Sub as a result of the Merger.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled "The Merger -- Certain United States Federal Income Tax Consequences" of the Proxy Statement/Prospectus.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.



                                                Very truly yours,

                                                /s/ Simpson Thacher & Bartlett
                                                -------------------------------
                                                Simpson Thacher & Bartlett